Exhibit 99.1

NEXSTAR MEDIA GROUP THIRD QUARTER NET REVENUE RISES 13.3% TO A RECORD $693.4 MILLION

Net Revenue Growth Drives Record 3Q Operating Income of $192.9 Million and Net Income of $99.8 Million

Record 3Q BCF of $281.7 Million, Adjusted EBITDA of $256.5 Million and Free Cash Flow of $164.7 Million

IRVING, Texas – November 8, 2018 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the third quarter ended September 30, 2018 as summarized below.

Summary 2018 Third Quarter Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2018	2017	Change	2018	2017	Change
Local Revenue	$189,423	$197,576	(4.1)%	$581,251	$585,646	(0.8)%
National Revenue	$71,623	$76,023	(5.8)%	$210,301	$219,261	(4.1)%
Political Revenue	$70,147	$7,161	+879.6%	$111,049	$14,345	+674.1%
Television Ad Revenue	$331,193	$280,760	+18.0%	$902,601	$819,252	+10.2%

Retransmission Fee Revenue	$284,319	$257,517	+10.4%	$836,533	$742,511	+12.7%
Digital Revenue	$69,312	$55,358	+25.2%	$196,115	$163,768	+19.8%
Trade and Barter / Other Revenue	$8,191	$18,235	(55.1)%	$33,425	$52,771	(36.7)%
Net Revenue(1)	$693,015	$611,870	+13.3%	$1,968,674	$1,778,302	+10.7%

Income from Operations(2)	$192,893	$125,916	+53.2%	$485,003	$368,965	+31.4%

Net income	$99,828	$42,072	+137.3%	$233,775	$95,471	+144.9%

Broadcast Cash Flow(3)	$281,731	$211,532	+33.2%	$743,729	$626,681	+18.7%
Broadcast Cash Flow Margin(4)	40.7%	34.6%		37.8%	35.2%

Adjusted EBITDA Before One-Time Transaction Expenses(3)	$257,721	$194,431	+32.6%	$673,637	$574,461	+17.3%
Adjusted EBITDA(3)	$256,455	$191,623	+33.8%	$670,626	$517,615	+29.6%
Adjusted EBITDA Margin(4)	37.0%	31.3%		34.1%	29.1%

Free Cash Flow Before One-Time Transaction Expenses(3)	$165,959	$122,448	+35.5%	$437,332	$370,442	+18.1%
Free Cash Flow(3)	$164,693	$119,640	+37.7%	$434,321	$313,596	+38.5%

(1)

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, which resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources. The change reduced the barter revenue (and the related barter expense) but did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA or free cash flow. The discussion about this adoption is on page 4.

(2)

Effective January 1, 2018, the Company retrospectively adopted Accounting Standards Update No. 2017-07 which requires pension and other postretirement plans cost (credit), other than service costs, to be presented outside of income from operations. Thus, the income from operations during the three and nine months ended September 30, 2017 was decreased by a pension and other postretirement plans credit of $3.2 million and $8.9 million, respectively.

(3)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(4)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 11/8/18

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar delivered another quarter of record financial results with top line, profitability, and cash flow metrics exceeding consensus expectations. The 13.3% rise in third quarter net revenue and 53.2% increase in operating income reflect 18.0% growth in total television advertising revenue driven by our ability to capture exceptionally strong share of political spending in our markets and double-digit increases in retransmission and digital revenues, combined with the ongoing benefits of our expense discipline. With the strong operating leverage in our business model, Nexstar generated record third quarter BCF, adjusted EBITDA and free cash flow with these metrics growing 33.2%, 33.8% and 37.7%, respectively on a year-over-year basis.   Furthermore, our enterprise-wide focus on managing operations for current and future cash flow enabled us to bring about 24% of every net revenue dollar to the free cash flow line.

“In addition to the record third quarter operating results, Nexstar’s commitment to applying our growing free cash flow to drive shareholder returns was evident again in the third quarter as we allocated a total of approximately $180 million to return of capital, leverage reduction and strategic M&A initiatives. During the quarter, we paid our twenty-third consecutive quarterly cash dividend which amounted to $17.1 million and reduced total debt by approximately $145 million. In addition, we funded $17.4 million of the aggregate $20.6 million purchase price, including working capital, of the previously announced WHDF-TV and KRBK-TV station acquisitions with cash on hand. Importantly, Nexstar continues to allocate cash from operations to make meaningful reductions in our senior secured debt, with over 50% of our total capital allocation, inclusive of M&A, for the nine month period going toward debt reduction. Subsequent to quarter-end, we made another $125 million in voluntary principal payments and $10 million scheduled principal payments on our senior secured debt bringing total leverage reduction to approximately $362 million through the ten-month period ended October 31, 2018. With $437.3 million of year-to-date free cash flow before one-time transaction expenses and with fourth quarter 2018 political billings in the books, we are on pace to meaningfully exceed the high end of our 2018 gross political revenue guidance and to surpass our prior guidance for average annual free cash flow in excess of $600 million for the 2018/2019 cycle.

“Total third quarter television advertising revenue inclusive of political advertising grew 18.0% as Nexstar’s spot inventory management initiatives focused on maximizing the political revenue opportunity resulted in a nearly 10-fold increase in political revenue which more than offset the reduction in inventory available for local and national spot sales.  Reflecting our presence in states with high levels of political spending activity, 2018 third quarter political revenue outpaced our budgets and consensus estimates and rose more than 50% on a same station basis over the 2014 period, the last comparable mid-term election cycle.  With Election Day behind us, we are confident that 2018 fourth quarter results will similarly benefit from healthy political revenue contributions. The success of our spot inventory optimization strategies is further reflected by our relatively flat year-to-date local spot revenue and a modest low-single digit decline in national spot revenue, as our local sales teams continue to generate healthy levels of new business across our markets.

“Combined third quarter digital media and retransmission fee revenue of $353.6 million rose 13.0% over the prior-year period and accounted for 51.0% of net revenue, illustrating again the positive and ongoing shift in our revenue mix. Overall, the year-over-year increase in third quarter non-television advertising revenue reflects recent renewals of distribution agreements with multichannel video programming distributors and initial contributions from distribution agreements with OTT providers, the January 2018 accretive acquisition of LKQD, and organic growth across our profitable digital operations.  With the renewal of retransmission consent agreements representing approximately 10.0% of our subscriber base in 2018 and more than 70% to be renewed in 2019, continued revenue growth from this source remains highly visible for 2019 and beyond.

Nexstar Media Group, 11/8/18

“The rise in third quarter station direct operating expenses (net of trade expense) primarily reflects the growth in broadcast ad sales related to robust political spending as well as budgeted increases in network affiliation expense and expenses for LKQD. The 3.8% decline in SG&A expense primarily reflects our previously disclosed reclassification of certain digital administrative expenses to corporate expense. Third quarter corporate expense excluding non-cash compensation expense was in line with our expectations.

“With the operating momentum across our business and significant and growing net income and free cash flow, Nexstar has the financial flexibility to take a range of actions to enhance shareholder value including cash dividends, share repurchases, leverage reduction and pursuing opportunistic, accretive acquisitions. As always, we remain focused on actively managing our capital structure, cost of capital and maturities to provide the financial flexibility to support our near- and long-term growth.  In this regard, we recently refinanced our Senior Secured Term Loan facilities and revolving credit facility resulting in an approximate $7 million reduction in the Company’s annual interest expense. In addition, during the first ten months of 2018 we allocated approximately $464.1 million toward debt reduction, opportunistic share repurchases and cash dividends while funding $114.4 million to acquire fast growing LKQD Technologies and television stations WHDF-TV and KRBK-TV.  With our year-to-date progress on debt reduction and the biggest mid-term election cycle in the Company’s history now behind us, we continue to expect Nexstar’s net leverage, absent additional strategic activity and discretionary capital returns, to decline to the mid/high 3x range by year-end.

“As one of the nation’s leading local media companies with a portfolio of premiere stations and digital assets, a strong balance sheet, and prodigious annual free cash flow growth, we continue to have the financial flexibility to reduce leverage, evaluate additional accretive strategic growth investments and expand our return of capital to shareholders. We are executing well on all facets of our business plan, including elevated production levels of local original content and service to local viewers and advertisers, continued operational improvements and further optimizing the Company’s capital structure and cost of capital. Our disciplines in these areas have driven significant growth as well as consistency and visibility to our results. As we continue to benefit from record levels of political advertising in 2018, the ongoing renewal of our retransmission consent agreements and completion of recently announced tuck-in transactions, we have excellent visibility to delivering on or exceeding our free cash flow targets and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar, its wholly owned subsidiaries, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at September 30, 2018, was $4,148.0 million including senior secured debt of $2,580.2 million. The Company’s total net leverage ratio at September 30, 2018 was 4.23x and first lien net leverage ratio at September 30, 2018 was 2.59x compared to a covenant of 4.25x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	9/30/2018	12/31/2017
Revolving Credit Facilities	$5.6	$3.0
First Lien Term Loans	$2,574.6	$2,791.9
6.125% Senior Unsecured Notes	$273.3	$273.0
5.875% Senior Unsecured Notes	$406.7	$408.1
5.625% Senior Unsecured Notes	$887.8	$886.5
Total Funded Debt	$4,148.0	$4,362.5

Cash on Hand	$118.4	$115.7

Nexstar Media Group, 11/8/18

Change in Revenue Reporting Under FASB ASU No. 2014-09

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, the new revenue accounting guidance issued by the Financial Accounting Standards Board. The adoption resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources in the quarterly financial results. Beginning with the first quarter of 2018, the Company no longer recognizes barter revenue and barter expense arising from the exchange of advertising time for certain program material. During the three months ended September 30, 2017, the Company recognized barter revenue (and related barter expense) of $10.8 million. During the nine months ended September 30, 2017, the Company recognized barter revenue (and related barter expense) of $30.9 million. In addition, the Company now presents local, national, digital and political revenues, exclusive of related agency commissions. The change in accounting for barter reduced the amount of revenue and related expense in 2018. The change in the presentation of local, national, digital and political revenue did not impact the Company’s net revenue. These changes did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA and free cash flow.

Third Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-4770, conference ID 6328670 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, stock-based compensation expense, non-cash compensation expense, stock-based compensation expense, goodwill and intangible assets impairment and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

Nexstar Media Group, 11/8/18

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 11/8/18

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$693,015	$611,870	$1,968,674	$1,778,302

Operating expenses (income):
Corporate expenses	27,734	23,065	81,461	118,009
Direct operating expenses, net of trade	281,318	253,914	826,997	718,854
Selling, general and administrative expenses, excluding corporate	112,563	117,399	339,644	346,829
Trade and barter expense	4,045	14,509	11,768	41,064
Depreciation	27,673	25,979	78,577	74,497
Amortization of intangible assets	37,157	33,986	110,640	120,701
Amortization of broadcast rights, excluding barter	15,021	17,102	47,034	47,099
Reimbursement from the FCC related to station repack	(5,389)	-	(12,450)	-
Gain on disposal of stations, net	-	-	-	(57,716)
Total operating expenses	500,122	485,954	1,483,671	1,409,337
Income from operations	192,893	125,916	485,003	368,965
Interest expense, net	(56,237)	(53,605)	(167,107)	(188,527)
Loss on debt extinguishment	(3,159)	(1,221)	(4,645)	(34,348)
Pension and other postretirement plans credit, net	2,458	3,156	8,358	8,943
Other expenses	(884)	(161)	(1,823)	(1,168)
Income before income taxes	135,071	74,085	319,786	153,865
Income tax expense	(35,243)	(32,013)	(86,011)	(58,394)
Net income	99,828	42,072	233,775	95,471
Net loss attributable to noncontrolling interests	686	4,403	2,593	1,045
Net income attributable to Nexstar	$100,514	$46,475	$236,368	$96,516

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$2.21	$1.01	$5.17	$2.11
Diluted	$2.12	$0.98	$4.99	$2.05

Weighted average number of common shares outstanding:
Basic	45,552	46,107	45,751	45,753
Diluted	47,338	47,452	47,388	47,029

Nexstar Media Group, 11/8/18

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Broadcast Cash Flow and Adjusted EBITDA:	2018	2017	2018	2017

Net income	$99,828	$42,072	$233,775	$95,471

Add (Less):
Interest expense, net	56,237	53,605	167,107	188,527
Loss on extinguishment of debt	3,159	1,221	4,645	34,348
Income tax expense	35,243	32,013	86,011	58,394
Depreciation	27,673	25,979	78,577	74,497
Amortization of intangible assets	37,157	33,986	110,640	120,701
Amortization of broadcast rights, excluding barter	15,021	17,102	47,034	47,099
Loss (gain) on asset disposal, net	1,507	2,375	1,116	(56,220)
Corporate expenses	27,734	23,065	81,461	118,009
Other expenses	884	161	1,823	1,168
Pension and other postretirement plans credit, net	(2,458)	(3,156)	(8,358)	(8,943)
Reimbursement from the FCC related to station repack	(5,389)	-	(12,450)	-
Payments for broadcast rights	(14,865)	(16,891)	(47,652)	(46,370)

Broadcast cash flow	281,731	211,532	743,729	626,681
Margin %	40.7%	34.6%	37.8%	35.2%

Add (Less):
Pension and other postretirement plans credit, net	2,458	3,156	8,358	8,943
Corporate expenses, excluding one-time transaction expenses	(26,468)	(20,257)	(78,450)	(61,163)

Adjusted EBITDA before one-time transaction expenses	257,721	194,431	673,637	574,461
Margin %	37.2%	31.8%	34.2%	32.3%

Add (Less):
Corporate one-time transaction expenses	(1,266)	(2,808)	(3,011)	(56,846)

Adjusted EBITDA	$256,455	$191,623	$670,626	$517,615
Margin %	37.0%	31.3%	34.1%	29.1%

Nexstar Media Group, 11/8/18

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2018	2017	2018	2017

Net income	$99,828	$42,072	$233,775	$95,471

Add (Less):
Interest expense, net	56,237	53,605	167,107	188,527
Loss on extinguishment of debt	3,159	1,221	4,645	34,348
Income tax expense	35,243	32,013	86,011	58,394
Depreciation	27,673	25,979	78,577	74,497
Amortization of intangible assets	37,157	33,986	110,640	120,701
Amortization of broadcast rights, excluding barter	15,021	17,102	47,034	47,099
Loss (gain) on asset disposal, net	1,507	2,375	1,116	(56,220)
Non-cash compensation expense	700	-	1,933	-
Stock-based compensation expense	8,212	6,203	22,807	17,512
Corporate one-time transaction expenses	1,266	2,808	3,011	56,846
Other expenses	884	161	1,823	1,168
Payments for broadcast rights	(14,865)	(16,891)	(47,652)	(46,370)
Cash interest expense(1)	(53,811)	(50,954)	(159,444)	(161,144)
Capital expenditures, excluding station repack and CVR spectrum(2)	(19,712)	(21,155)	(47,879)	(48,846)
Capital expenditures related to station repack	(6,647)	-	(13,542)	-
Proceeds from disposals of property and equipment	408	1,874	4,282	16,449
Operating cash income taxes, net of refunds(3)	(26,301)	(7,951)	(56,912)	(27,990)

Free cash flow before one-time transaction expenses	165,959	122,448	437,332	370,442

Add (Less):
Corporate one-time transaction expenses	(1,266)	(2,808)	(3,011)	(56,846)

Free cash flow	$164,693	$119,640	$434,321	$313,596

(1)	Excludes payments of $19.6 million in one-time fees in January 2017 associated with the financing of the Company’s merger with Media General.
(2)	During the three and nine months ended September 30, 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.8 million and $2.2 million, respectively.
(3)

Excludes (i) 2Q 2018 payment of $2.2 million in taxes in related to tax liabilities assumed in an acquisition, (ii) 3Q 2017 payment of $15.5 million in taxes related to tax liabilities resulting from various sale of stations and 3Q 2017 payment of $145.9 million related to the proceeds received to relinquish the spectrum of certain stations and (iii) 2Q 2017 payment of $31.9 million in taxes  related to tax liabilities resulting from various sale of stations.

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